Exhibit 99.1

www.nortel.com

FOR IMMEDIATE RELEASE	February 8, 2006

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Media	Investors
Patti Vernon	(888) 901-7286
905-863-1035	(905) 863-6049
patricve@nortel.com	investor@nortel.com
Nortel Reaches Agreement in Principle for Proposed Global Settlement of
Shareholder Class Action Litigation
Proposed Settlement to Include US$575 Million Cash Payment and Issuance of
Common Shares Representing 14.5% of Current Equity
TORONTO — Nortel* [NYSE/TSX: NT] today announced that, as a result of the previously announced mediation process entered into by the Company with the lead plaintiffs in two significant class action lawsuits pending in the Southern District of New York and based on the recommendation of a senior Federal Judge, the Company and the lead plaintiffs have reached an agreement in principle to settle these lawsuits.
“Our intent is to achieve a fair resolution of these lawsuits and avoid a prolonged, uncertain and costly litigation process,” said Harry Pearce, chairman of the Board of Directors, Nortel. “A final settlement would remove a significant impediment to Nortel’s future success and allow Mike Zafirovski and the Nortel team to move forward.”
Dealing with the outstanding litigation and regulatory issues facing the Company and effective corporate governance has been and continues to be a key priority of Nortel. “Resolving these important issues will enhance the Company’s ability to focus on our transformation and renewal priorities and our customers,” said Mike Zafirovski, president and CEO, Nortel.
The proposed settlement would be part of, and is conditioned on, the Company reaching a global settlement encompassing all pending shareholder class actions and proposed shareholder class actions commenced against the Company and certain other defendants following the Company’s announcement of revised financial guidance during 2001, and the Company’s revision of its 2003 financial results and restatement of other prior periods. The proposed settlement is also conditioned on Nortel and the lead plaintiffs reaching agreement on corporate governance related matters and the resolution of insurance related issues.
Nortel is committed to benchmarking its corporate governance practices to those of companies ranked in the top quartile by Institutional Shareholder Services. “The Board of Directors strongly believes that sound and responsible corporate governance is integral to Nortel’s future,” said Harry Pearce.
Under the terms of the proposed global settlement contemplated by the agreement in principle, the Company would make a payment of US$575 million in cash, issue 628,667,750 of its common shares (representing 14.5% of its current equity), and contribute one-half of any recovery in the existing litigation by Nortel against Messrs. Frank Dunn, Douglas Beatty and Michael Gollogly, the Company’s former senior officers who were terminated for cause in April 2004. The agreement in principle is also conditioned on the contribution of available insurance, which has yet to be resolved. The total settlement amount will include all plaintiffs’ court-approved attorneys’ fees. Nortel has agreed to respond to the corporate governance proposals of the lead plaintiffs and enter into a dialogue to review the Company’s corporate governance.
The proposed global settlement would also be conditioned on the receipt of all required court, securities regulatory and stock exchange approvals. The Company and the lead plaintiffs are continuing discussions towards a definitive settlement agreement. At this time, there can be no assurance that such an agreement can be reached, that each of the actions noted above can be brought into, or otherwise bound by, the proposed settlement, if finalized, or that the proposed settlement would receive the required court and other approvals in all applicable jurisdictions. These settlement discussions are being mediated by United States District Court Judge, the Honourable Robert W. Sweet, who is not presiding over any of the actions that are the subject of the proposed settlement.
The proposed settlement would contain no admission of wrongdoing by the Company or any of the other defendants.
“Today’s agreement in principle is an important milestone for Nortel,” said Mike Zafirovski. “We continue to work vigorously on the implementation of our remediation plan and addressing our outstanding regulatory matters. In addition, we continue to improve our governance provisions and financials systems and controls. These are critically important for the Company. We remain fully committed to rebuilding value for the benefit of all stakeholders.”
As a result of the agreement in principle, the Company expects to establish a litigation reserve and record a charge to its full-year 2005 financial results, applicable to the fourth quarter of 2005. The cash portion of the settlement is expected to result in a pre-tax charge of US$575 million, while the equity component of the settlement will result in a non-cash charge based on the fair value of the common shares issuable. Based on a closing price of US$3.02 as of February 7, 2006, this charge would be approximately US$1.898 billion. This charge would be adjusted in connection with the issuance of Nortel’s 2005 year-end financial statements and in future quarters until the finalization of the settlement. On an after-tax basis, and based on the February 7, 2006 share valuation, the Company expects to record a total charge of US$2.473 billion, or US$.57 per share. The Company expects it would fund its cash contribution to the settlement fund out of its then available cash balances.
The Company will continue to cooperate fully with the U.S. and Canadian securities regulators and law enforcement authorities in their ongoing investigations relating to the Company’s accounting restatements, and the proposed settlement does not relate to these ongoing investigations. The proposed settlement also does not encompass a related ERISA action and the pending application in Canada for leave to commence a derivative action against certain current and former officers and directors of Nortel. No additional reserves have been taken by the Company at this time for any potential judgments, fines, penalties or settlements that may arise from these pending investigations or actions.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Our next-generation technologies, for both service providers and enterprises, span access and core networks, support multimedia and business-critical applications, and help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people with information. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of regulatory and criminal investigations and civil litigation actions related to Nortel’s restatements and the impact any resulting legal judgments, settlements, penalties and expenses could have on Nortel’s results of operations, financial condition and liquidity, and any related potential dilution of Nortel’s common shares; the findings of Nortel’s independent review and implementation of recommended remedial measures; the outcome of the ongoing independent review with respect to revenues for specific identified transactions, which review will have a particular emphasis on the underlying conduct that led to the initial recognition of these revenues; the restatement or revisions of Nortel’s previously announced or filed financial results and resulting negative publicity; the existence of material weaknesses in Nortel’s internal control over financial reporting and the conclusion of Nortel’s management and independent auditor that Nortel’s internal control over financial reporting is ineffective, which could continue to impact Nortel’s ability to report its results of operations and financial condition accurately and in a timely manner; the impact of Nortel’s and NNL’s failure to timely file their financial statements and related periodic reports, including Nortel’s inability to access its shelf registration statement filed with the United States Securities and Exchange Commission (SEC); the impact of management changes, including the termination for cause of Nortel’s former CEO, CFO and Controller in April 2004; the sufficiency of Nortel’s restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004 and December 14, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel’s customers; increased consolidation among Nortel’s customers and the loss of customers in certain markets; fluctuations in Nortel’s operating results and general industry, economic and market conditions and growth rates; fluctuations in Nortel’s cash flow, level of outstanding debt and current debt ratings; Nortel’s monitoring of the capital markets for opportunities to improve its capital structure and financial flexibility; Nortel’s ability to recruit and retain qualified employees; the use of cash collateral to support Nortel’s normal course business activities; the dependence on Nortel’s subsidiaries for funding; the impact of Nortel’s defined benefit plans and deferred tax assets on results of operations and Nortel’s cash flow; the adverse resolution of class actions, litigation in the ordinary course of business, intellectual property disputes and similar matters; Nortel’s dependence on new product development and its ability to predict market demand for particular products; Nortel’s ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization and consolidation in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel’s customers and the impact of customer financing and commitments; general stock market volatility; negative developments associated with Nortel’s supply contracts and contract manufacturing agreements, including as a result of using a sole supplier for a key component of certain optical networks solutions; the impact of Nortel’s supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; any undetected product defects, errors or failures; the future success of Nortel’s strategic alliances; and certain restrictions on how Nortel and its president and chief executive officer conduct business. For additional information with respect to certain of these and other factors, see the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by Nortel with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel.